    As filed with the Securities and Exchange Commission on November 13, 1998

                                                 REGISTRATION STATEMENT NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                           ALPHA-BETA TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

   Massachusetts                                             04-2997834
(State of incorporation)               (I.R.S. Employer Identification Number)

                               THREE BIOTECH PARK
                              ONE INNOVATION DRIVE
                         WORCESTER, MASSACHUSETTS 01605
                                 (508) 798-6900

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         -------------------------------

                                  SPIROS JAMAS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ALPHA-BETA TECHNOLOGY, INC.
                               THREE BIOTECH PARK
                              ONE INNOVATION DRIVE
                         WORCESTER, MASSACHUSETTS 01605
                                 (508) 798-6900

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ----------------------------

                                 With copies to:
                             JOHN J. EGAN III, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                                 53 State Street
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.       /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

    Title of Shares          Amount to be           Proposed Maximum            Proposed Maximum            Amount of
   to be Registered         Registered (1)     Offering Price Per Share (2)    Aggregate Offering       Registration Fee
                                                                                    Price (2)
Common Stock, par           9,503,323 shares       $1.09375                    $10,394,260                   $2,990
value $.01 per share
("Common Stock")


(1) The 9,503,323 shares of Common Stock being registered hereunder include (i) the number of shares of Common Stock determined by multiplying 3.00 times the 3,151,941 shares of Common Stock (the "Conversion Shares") issuable upon conversion of the 1,500 shares of Series F Convertible Preferred Stock issued in a private placement transaction on October 21, 1998 and the 1,500 shares of Series F Convertible Preferred Stock issuable in a private placement transaction upon effectiveness of this registration statement and certain other closing conditions, (ii) 25,000 shares of Common Stock issuable upon the exercise of certain warrants held by Reedland Capital Partners and World Capital Funding LLC (together, the "Consultants"), and (iii) 22,500 shares of Common Stock currently held by the Consultants. The number of Conversion Shares is calculated as of November 13, 1998. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Act"), this registration statement also covers such indeterminate number of shares of Common Stock that may be offered or issued pursuant to terms which provide for a change in the amount of shares of Common Stock being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Based upon the average of the high and low prices per share of Common Stock reported on the NASDAQ National Market system on November 11, 1998, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED __________, 1998

PROSPECTUS

                                9,503,323 Shares



                           ALPHA-BETA TECHNOLOGY, INC.


                                  COMMON STOCK



         The Selling Stockholders of Alpha-Beta Technology, Inc. referenced below are offering to sell up to a maximum of 9,503,323 shares of Alpha-Beta Common Stock under this prospectus.

         HFTP Investments LLC is offering up to a maximum of 9,455,823 shares of Alpha-Beta Common Stock issuable upon its conversion of any of its 3,000 shares of Alpha-Beta Series F Convertible Preferred Stock. HFTP Investments acquired 1,500 shares of Alpha-Beta Series F Convertible Preferred Stock in a private placement transaction on October 21, 1998. Subject to certain other closing conditions, HFTP Investments is obligated to purchase the additional 1,500 shares of Alpha-Beta Series F Convertible Preferred Stock in another private placement transaction upon effectiveness of the registration statement relating to this prospectus.

         The maximum of 9,455,823 shares of Alpha-Beta Common Stock being offered by HFTP Investments equals 3.00 times the 3,151,941 shares of Alpha
Beta Common Stock (the "Conversion Shares") issuable upon conversion of both tranches of Alpha-Beta Series F Convertible Preferred Stock and any other shares of Alpha-Beta Common Stock that Alpha-Beta may issue upon or after conversion of the Alpha-Beta Series F Convertible Preferred Stock as a result of stock splits and stock dividends. For purposes of this prospectus, the number of Conversion Shares is calculated as of November 13, 1998, and assumes completion of the sale of the second tranche of Alpha-Beta Series F Convertible Preferred Stock as of such date. If the sale of the second tranche of Alpha-Beta Series F Convertible Preferred Stock is not completed, the number of Conversions Shares as of such date is 1,578,944. The actual number of Conversion Shares fluctuates and is determined by dividing the purchase price of the Alpha-Beta Series F Convertible Preferred Stock ($1,000 per share) plus a premium, which accrues at the rate of 6% per year, by the conversion price. The conversion price is the lesser of $1.50 or the average of the closing bid prices for Alpha-Beta Common Stock as reported on the Nasdaq National Market for the five consecutive trading days preceding the date of determination. The conversion price is subject to adjustment for certain dilutive transactions and other events. On November 13, 1998, the conversion price was $.9536 (based on 85% of the average of the closing bid prices of Alpha-Beta Common Stock for the five consecutive trading days ending November 12, 1998).

         Pursuant to the Registration Rights Agreement between Alpha-Beta and HFTP Investments, Alpha-Beta is required to register a number of shares of Alpha-Beta Common Stock equal to at least 2.00 times the number of Conversion Shares at all times. In order to minimize the likelihood of having to file an amendment to the registration statement relating to this prospectus in the event the market value of the Alpha-Beta Common Stock decreases after November 13, 1998, Alpha-Beta is registering 3.00 times the number of Conversion Shares as of such date.

         Reedland Capital Partners and World Capital Funding LLC are offering up to an aggregate of 47,500 shares of Alpha-Beta Common Stock under this prospectus of which 22,500 shares are currently held by Reedland and World Capital and 25,000 shares are issuable to Reedland and World Capital upon the conversion of certain warrants. Alpha-Beta issued Reedland and World Capital the 22,500 shares of Alpha-Beta Common Stock and the warrants as partial consideration for their consulting services in connection with the above-mentioned private placement transactions.

         Alpha-Beta Common Stock is quoted on the NASDAQ National Market system under the trading symbol "ABTI." The last reported sale price of Alpha-Beta Common Stock on the NASDAQ National Market system on November 12, 1998 was $1.1875 per share.

        INVESTING IN ALPHA-BETA COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.


         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is _______, 1998

                                  RISK FACTORS

        An investment in Alpha-Beta Common Stock involves various risks. This prospectus contains forward-looking statements within the meaning of the federal securities laws. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the factors referenced in Alpha-Beta's documents which are filed with the SEC and which are incorporated by reference herein. In deciding whether or not to invest in Alpha-Beta Common Stock, you should consider the following risk factors:

        DEVELOPMENT STAGE OF ALPHA-BETA'S PRODUCTS; UNCERTAINTIES RELATING TO CLINICAL TRIALS

        Alpha-Beta has not completed the development of any products. Alpha-Beta's products require significant additional clinical testing and investment prior to commercialization. In order to obtain government approval, Alpha-Beta's products will be evaluated in extensive clinical trials to determine their safety and effectiveness. Occurrences such as toxicity or adverse event reporting during clinical trials may require Alpha-Beta to terminate such trials at any time. Alpha-Beta cannot assure you that any of its products will be successfully developed, prove to be safe and effective in clinical trials, meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. In addition, Alpha-Beta cannot assure you that it will not encounter problems in clinical trials that will cause it to delay or suspend product development. None of Alpha-Beta's products are expected to be commercially available prior to mid-1999 at the earliest.

        UNCERTAINTY REGARDING BETAFECTIN(R)

        On August 4, 1997, Alpha-Beta announced its preliminary analysis of the results of its Phase III study of Betafectin for the prevention of serious infections in patients at high-risk for post-operative infections. In the overall study, 21% of placebo patients suffered serious post-operative infections compared with 17% of Betafectin(R)-treated patients. These results did not achieve statistical significance in the incidence of patients who developed serious infections by day 30 post-surgery, the primary end-point of the trial.

        In October 1997, Alpha-Beta met with FDA officials to review the results of its recently completed Phase III trial. As a result of these discussions, Alpha-Beta is conducting another Phase III trial of Betafectin(R) in non-colorectal gastrointestinal surgery patients. The confirmatory Phase III study is designed to verify the efficacy and safety of Betafectin(R) in patients undergoing non-colorectal GI surgeries who are at risk of post-operative infections. The double blind, placebo-controlled study will enroll approximately 600 patients at 30 sites throughout the United States. The study is expected to be completed by the end of 1999 and will include an interim analysis in early 1999.

        HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

        Alpha-Beta has been operating at a loss since its inception in March 1988. As of September 30, 1998, Alpha-Beta had accumulated net losses of approximately $157 million. Alpha-Beta will continue to make substantial expenditures in connection with its research and preclinical and clinical development programs, its development of manufacturing capabilities, its establishment of sales and marketing capabilities, and its expansion of quality control, regulatory and administrative capabilities. As a result, Alpha-Beta expects to continue to incur substantial operating losses for the next several years. Alpha-Beta cannot predict the size of such losses or if or when it will reach sustained profitability. To achieve profitability Alpha-Beta must, among other things, successfully complete development of its products, obtain regulatory approvals, develop its manufacturing capabilities and establish sales and marketing capabilities. Accordingly, Alpha-Beta cannot assure you that it will be able to achieve profitability at all or on a sustained basis.

        ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL

        To date, Alpha-Beta has funded its operations and capital expenditures primarily through equity financings and a debt financing with RIPA. Since its inception, Alpha-Beta has raised approximately $164 million through equity financings and approximately $36 million through debt financings. Alpha-Beta will require substantial funds for further research and development, clinical trials, regulatory approvals, expansion of its manufacturing capabilities, and the marketing of its products. Based upon its current rate of expenditures, Alpha-Beta expects that its current funds and the funds to be received from the sale of the second tranche of Alpha-Beta Series F Convertible Preferred Stock are sufficient to meet its operating expenses and capital requirements through January 1999. Alpha-Beta currently does not have any committed source of capital to fund its business after January 1999.

        Alpha-Beta needs to raise substantial additional capital to fund its operations, including clinical trials. Alpha-Beta is seeking such additional funding through public or private equity or debt financings, licensing, marketing and distribution arrangements with pharmaceutical or biotechnology companies and from other sources. Alpha-Beta's ability to raise additional funds or to enter into collaborative or other arrangements may depend upon a number of factors including the results of Alpha-Beta's clinical development programs, discussions with the FDA and the overall market for biotechnology stocks. Alpha-Beta cannot assure you that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, Alpha-Beta's business will be materially adversely affected as Alpha-Beta will have to reduce certain areas of research, product development, manufacturing or marketing activity and administration, or otherwise modify its business strategy.

        NO ASSURANCE OF FDA APPROVAL; COMPREHENSIVE GOVERNMENT REGULATION

        Numerous governmental authorities in the United States and other countries including the FDA regulate Alpha-Beta's research, development and clinical programs and its manufacturing operations. All of Alpha-Beta's products require governmental approvals for commercialization which have not yet been obtained. Preclinical and clinical trials and manufacturing of many of Alpha-Beta's products will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. The regulatory process, which includes preclinical, clinical and post-clinical testing of Alpha-Beta's products to establish their safety and effectiveness, requires many years to complete and the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, changes in regulatory policies for drug approval during Alpha-Beta's product development and regulatory review may result in delays or rejection. Delays in obtaining such approvals could adversely affect the marketing of products developed by Alpha-Beta and Alpha-Beta's ability to generate commercial product revenues. Alpha-Beta cannot assure you that it will obtain the requisite regulatory approvals within a reasonable period of time, if at all. Moreover, if Alpha-Beta obtains regulatory approval of a product, such approval may limit the uses for which the product may be marketed. Further, even if regulatory approval is obtained, Alpha-Beta will still be subject to continual regulatory review and periodic inspections. If a regulatory authority discovers previously unknown problems, such authority may impose further restrictions, including requiring the removal of the product from the market. If Alpha-Beta fails to comply with applicable regulatory requirements, it may be subject to, among other things, fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

        COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

        The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Alpha-Beta has numerous competitors in the United States and abroad. Such competitors include pharmaceutical and biotechnology companies, universities and other research institutions. To be successful, Alpha-Beta must develop and maintain a competitive position in the development of products and technologies in its area of focus. Competition from other biotechnology and pharmaceutical companies is intense, and Alpha-Beta expects that such competition will increase as new products enter the market and new technologies become available. In addition, Alpha-Beta's competitors may succeed in developing technologies and products that are more effective than any which have been or are being developed by Alpha-Beta or that render Alpha-Beta's technologies or products obsolete or noncompetitive. In addition, Alpha-Beta's competitors may obtain patent protection or other intellectual property rights that could block Alpha-Beta's ability to develop its potential products. Moreover, Alpha-Beta's competitors may obtain regulatory approval for the commercialization of their products more rapidly or effectively than Alpha-Beta. Finally, many of Alpha-Beta's competitors have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than Alpha-Beta has.

        COMMERCIAL MANUFACTURING CAPABILITY AND RISKS RELATING TO RIPA LOAN

        In June 1994, Alpha-Beta completed construction of a commercial-scale manufacturing facility in Smithfield, Rhode Island. This facility is presently being operated to manufacture clinical quantities of Betafectin. Alpha-Beta believes this facility will have the capacity to manufacture sufficient quantities of Betafectin for clinical trials and the commercial introduction of the product. To be successful, Alpha-Beta will have to manufacture its products in commercial quantities, within regulatory requirements and at competitive costs. Alpha-Beta has no experience in commercial manufacturing. Alpha-Beta cannot assure you that the Betafectin plant will have sufficient capacity to satisfy Alpha-Beta's product requirements, that Alpha-Beta will be able to manufacture Betafectin at acceptable costs or that Alpha-Beta will be able to obtain all applicable FDA licenses with respect to the Betafectin plant.

        In February 1993, Alpha-Beta completed a $30 million debt financing through RIPA to finance, in large part, the costs of its Betafectin plant. Because this facility was constructed prior to the issuance of final FDA approval for the commercial sale of Betafectin, Alpha-Beta is obligated to repay the RIPA loan regardless of whether Betafectin is approved for commercial sales. Alpha-Beta is required to make payments of approximately $300,000 per month to RIPA over the 20 year term of the RIPA loan. Alpha-Beta's obligation to repay the loan is subject to acceleration if Alpha-Beta fails to make any monthly debt service payments, or if certain other events of default occur. Alpha-Beta may also be required to repay the loan on an accelerated basis over five years if the enabling legislation under which RIPA issued the bonds used to fund the loan to Alpha-Beta is eliminated or if the state of Rhode Island or RIPA is subject to any bankruptcy proceeding. The terms of the RIPA loan are subject to adjustment in connection with a possible refinancing of the RIPA bonds by RIPA on December 1, 1999. The financial obligations incurred by Alpha-Beta in connection with the RIPA debt refinancing could have a material impact on its ability to conduct its operations.

        LACK OF COMMERCIAL SALES AND MARKETING EXPERIENCE

        Alpha-Beta has no experience in marketing, sales or distribution of commercial products. To market any of its products, Alpha-Beta will need to develop a substantial marketing and sales force with technical expertise and the capability to support distribution. Alpha-Beta is currently seeking a strategic partner with the necessary sales and distribution capabilities and expertise to assist in the commercialization of Betafectin. Alpha-Beta cannot assure you that it will be able to enter into such a strategic relationship without undue delays or expenditures, that it will be able to establish the necessary sales and distribution capabilities or that it will be successful in gaining market acceptance for its products.

        DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

        To be successful, Alpha-Beta must be able to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. In addition to Alpha-Beta's own patents and patent applications, the Massachusetts Institute of Technology and The Brigham and Women's Hospital have exclusively licensed rights in certain patents and patent applications to Alpha-Beta. Alpha-Beta's future performance is partly dependent upon its ability to achieve certain milestones and make specified royalty payments required by the governing license agreements. Alpha-Beta cannot assure you that it will satisfy any of these requirements.

        Alpha-Beta anticipates seeking additional patents in the future as it continues to conduct research. However, the patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. In addition, the United States Patent and Trademark Office is substantially backlogged with biotechnology patent applications, and no consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. Accordingly, Alpha-Beta cannot assure you that patent applications relating to its products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to Alpha-Beta or not be challenged, invalidated or infringed. Furthermore, Alpha-Beta cannot assure you that others will not independently develop similar products and processes, duplicate any of Alpha-Beta's products or design around any of Alpha-Beta's patents. In addition, Alpha-Beta may incur substantial costs in defending itself in suits brought against it or in suits in which Alpha-Beta may assert its patents against others. If the outcome of any such litigation is adverse to Alpha-Beta, Alpha-Beta's business could be adversely affected. To determine the priority of inventions, Alpha-Beta may also have to participate in interference proceedings declared by the United States Patent and Trademark Office. Such proceedings could result in substantial costs to Alpha-Beta.

        In addition, Alpha-Beta may be required to obtain licenses to patents or other proprietary rights of third parties. Alpha-Beta cannot assure you that any licenses required under any such patents or proprietary rights would be made available on acceptable terms, if at all. If Alpha-Beta does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or be unable to develop, manufacture or sell products.

        In addition to its patents and patent applications, Alpha-Beta also has proprietary technology which is not patented or patentable. Alpha-Beta may seek to protect such technology in part with confidentiality agreements and, if applicable, inventors' rights agreements with its collaborators, advisors, employees and consultants. Alpha-Beta cannot assure you that these agreements will not be breached, that Alpha-Beta will have adequate remedies for any breach, or that Alpha-Beta's trade secrets will not otherwise be disclosed to, or discovered by, competitors. Moreover, Alpha-Beta conducts a significant amount of research through academic advisors and collaborators who are prohibited from entering into confidentiality or inventors' rights agreements by their academic institutions.

        PRODUCT LIABILITY

        The testing, marketing and sale of human therapeutic products involve an inherent risk of allegations of product liability. Alpha-Beta cannot assure you that substantial product liability claims will not be asserted against it. While Alpha-Beta has clinical trials liability insurance, it does not have product liability insurance coverage for the commercial sale of Betafectin. Alpha-Beta cannot assure you that it will be able to maintain clinical trials liability insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. Alpha-Beta will seek to obtain product liability insurance if and when its products are commercialized. However, Alpha-Beta cannot assure you that adequate insurance coverage will be available at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of Alpha-Beta.

        THIRD-PARTY REIMBURSEMENT

        In both domestic and foreign markets, sales of Alpha-Beta's proposed products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved health care products. Alpha-Beta cannot assure you that its proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable Alpha-Beta to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of Alpha-Beta's proposed products are approved for commercialization. Adoption of such legislation could further limit reimbursement for medical products and services. Other changes in the U.S. health care system are likely to have a substantial impact over time on the manner in which Alpha-Beta conducts its business and may impose additional regulations governing the conduct of Alpha-Beta's business.

        DEPENDENCE UPON KEY PERSONNEL

        Alpha-Beta is highly dependent on the members of its management and scientific staff, the loss of some of whom could have a material adverse effect on Alpha-Beta. Alpha-Beta also depends on its collaborators, each of which have commitments that may limit their availability to Alpha-Beta. In addition, Alpha-Beta believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as Alpha-Beta expands its activities in clinical trials, the regulatory approval process, sales and manufacturing. Alpha-Beta faces significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. Alpha-Beta cannot assure you that it will be successful in hiring or retaining the personnel it requires for continued growth. The failure to hire and retain such personnel could materially and adversely affect Alpha-Beta's prospects.

        VOLATILITY OF STOCK PRICE; DELISTING OF ALPHA-BETA COMMON STOCK

        The market prices for securities of biotechnology companies, including Alpha-Beta, have historically been highly volatile, and the market has, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Factors such as announcements of technological innovations or new commercial products by Alpha-Beta or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by Alpha-Beta and general market conditions may have a significant effect on the market price of Alpha-Beta Common Stock. In addition, future sales of Alpha-Beta Common Stock in the public market by existing stockholders could have an adverse effect on the price of Alpha-Beta Common Stock.

        The rules of the Nasdaq Stock Market require, among other things, that Companies listed on the Nasdaq National Market system maintain a minimum bid price $1 per share. In light of the volatility of its stock price, Alpha-Beta cannot assure you that the bid price for Alpha-Beta Common Stock will not drop below the $1 per share requirement. In addition, Alpha-Beta cannot assure you that it will be able to meet the other requirements for listing on the Nasdaq National Market system, including the $4 million net tangible asset requirement. If the Nasdaq Stock Market delists Alpha-Beta Common Stock from the Nasdaq National Market system, the ability of stockholders of Alpha-Beta to buy and sell shares of Alpha-Beta Common Stock may be materially impaired. In addition, the continued delisting of Alpha-Beta Common Stock could adversely affect Alpha-Beta's ability to enter into future equity financing transactions.

        RISKS RELATING TO THE HFTP INVESTMENTS PRIVATE PLACEMENT TRANSACTION

        In connection with the private placement of 3,000 shares of Alpha-Beta Series F Convertible Preferred stock to HFTP Investments, Alpha-Beta is required to, among other things, register with the SEC and reserve for issuance a minimum number of shares of Alpha-Beta Common Stock issuable upon conversion of the Alpha-Beta Series F Convertible Preferred Stock. In addition, under certain circumstances, the rules of the Nasdaq Stock Market may require Alpha-Beta to obtain stockholder approval of the issuance of Alpha-Beta Common Stock upon conversion of the Alpha-Beta Series F Convertible Preferred Stock. Alpha-Beta cannot assure you that it will be able to obtain such stockholder approval if necessary or that it will be able satisfy its other obligations in connection with the HFTP Investments transaction. If Alpha-Beta fails to satisfy certain of its obligations, it may have to pay cash penalties and may have to redeem the Alpha-Beta Series F Convertible Preferred Stock at a premium. Such penalties and redemption could have a material adverse effect on Alpha-Beta. See "Summary of the HFTP Investments Transaction" below.

        NECESSITY OF INCREASING THE NUMBER OF AUTHORIZED SHARES OF ALPHA-BETA COMMON STOCK

        Under its Restated Articles of Organization, Alpha-Beta currently has 30,000,000 shares of Alpha-Beta Common Stock authorized for issuance. 27,568,394 shares of Alpha-Beta Common Stock are currently outstanding or reserved for issuance for committed purposes. Accordingly, Alpha-Beta only has 2,431,606 shares of Alpha-Beta Common Stock available for future issuances including additional equity financing transactions.

        Alpha-Beta currently intends to hold a special meeting of its stockholders in order to, among other things, obtain stockholder approval of an increase in the number of authorized shares of Alpha-Beta Common Stock to 60,000,000. Alpha-Beta cannot assure you that its stockholders will approve the proposed increase. If Alpha-Beta's stockholders do not approve the increase, Alpha-Beta's ability to enter into future equity financing transactions will be materially impaired.

        In addition, in connection with the HFTP Investments transaction, Alpha-Beta is required to keep a minimum number of shares of Alpha-Beta Common Stock reserved for issuance upon conversion of the Alpha-Beta Series F Convertible Preferred Stock. If Alpha-Beta's stockholders do not approve the proposed increase in authorized shares, Alpha-Beta cannot assure you that it will be able to satisfy this requirement.

If Alpha-Beta fails to reserve minimum shares required, it may have to pay cash penalties and may have to redeem the Alpha-Beta Series F Convertible Preferred Stock at a premium, each of which could have a material adverse effect on Alpha-Beta. See "Summary of HFTP Investments Transaction" below.

        ANTI-TAKEOVER PROVISIONS

        Alpha-Beta's Restated Articles of Organization and By-Laws include provisions that may discourage or prevent certain types of transactions involving an actual or potential change in control of Alpha-Beta, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of the stockholders to approve transactions that they may deem to be in their best interests. For example, Alpha-Beta's Restated Articles of Organization enable the Board of Directors to fix the rights and preferences of and to issue shares of Preferred Stock. The Board of Directors could avail itself of this authority to discourage or to prevent certain types of transactions involving an actual or potential change of control of Alpha-Beta, which could have an adverse effect on the price of Alpha-Beta Common Stock. In addition, Chapter 110F of the Corporation Law of The Commonwealth of Massachusetts prohibits Alpha-Beta from engaging in certain business combinations with interested stockholders unless special super-majority stockholder votes are obtained. These provisions may have the effect of delaying or preventing a change in control of Alpha-Beta and therefore could adversely affect the price of Alpha-Beta Common Stock. Alpha-Beta also has adopted a Shareholder Rights Plan which could have a similar effect.

        YEAR 2000 PREPAREDNESS

        Alpha-Beta plans to modify certain portions of its software so that its computer and non-information technology systems will function properly with respect to dates in the year 2000 and thereafter. The total cost of compliance and the effect on Alpha-Beta's future results is currently being determined as part of the conversion planning. Alpha-Beta anticipates substantial completion of the conversion process by June 1999. Alpha-Beta has begun as assessment of the Year 2000 preparedness of third parties with which it has a material relationship. Alpha-Beta cannot assure you that its or its suppliers' Year 2000 conversion will be successfully completed, or that the failure to complete such conversion will not have material adverse effect on Alpha-Beta.


                                   THE COMPANY

        Alpha-Beta is a Massachusetts corporation with its principal executive offices at Three Biotech Park, One Innovation Drive, Worcester, Massachusetts 01605. Its telephone number is (508) 798-6900.


                                 USE OF PROCEEDS

        Alpha-Beta will not receive any proceeds from the sale of the Alpha-Beta Common Stock under this prospectus.

                   SUMMARY OF THE HFTP INVESTMENTS TRANSACTION

ISSUANCE OF THE ALPHA-BETA SERIES F CONVERTIBLE PREFERRED STOCK

        On October 21, 1998, Alpha-Beta entered into a Securities Purchase Agreement with HFTP Investments (the "Securities Purchase Agreement"), pursuant to which the HFTP Investments (i) purchased 1,500 shares of Alpha-Beta Series F Convertible Preferred Stock in a private placement transaction, and (ii) is obligated to purchase an additional 1,500 shares of Alpha-Beta Series F Convertible Preferred Stock in a private placement transaction upon effectiveness of the registration statement relating to this prospectus (the "Resale Registration Statement") and the satisfaction of certain other conditions, including the following:

        1. effectiveness of the Resale Registration Statement covering at least 200% of the Conversion Shares issuable upon conversion of both tranches of Alpha-Beta Series F Convertible Preferred Stock;

        2. Alpha-Beta having reserved out of its authorized and unissued Alpha-Beta Common Stock, 200% of the Conversion Shares issuable upon conversion of both tranches of Alpha-Beta Series F Convertible Preferred Stock; and

        3. Alpha-Beta being able to issue 200% of the Conversion Shares upon conversion of both tranches of Alpha-Beta Series F Convertible Preferred Stock in accordance with the Rule 4460 of the Nasdaq Stock Market. See "--Nasdaq National Market Rule 4460 - Exchange Cap" below.

        The purchase price for both tranches of the Alpha-Beta Series F Convertible Preferred Stock is $1,000 per share, or $1,500,000 for the first tranche and $1,500,000 for the second tranche.

        Alpha-Beta will use the net proceeds from the sale of the Alpha-Beta Series F Convertible Preferred Stock for its ongoing Phase III clinical trial of Betafectin AE for the prevention of serious post-operative infections, as well as its novel antifungal research program.

        In connection with the foregoing transaction, Alpha-Beta issued Reedland and World Capital an aggregate 22,500 shares of Alpha-Beta Common Stock and warrants exercisable for 25,000 shares of Alpha-Beta Common Stock as partial consideration for their consulting services.

TERMS OF THE ALPHA-BETA SERIES F CONVERTIBLE PREFERRED STOCK

        The rights, preferences, privileges and terms of the Series F Preferred Stock are as set forth in the Certificate of Vote of Directors of the Company Amending and Restating Terms of Series F Preferred Stock Prior to Issuance filed with the Secretary of State of The Commonwealth of Massachusetts on October 21, 1998 (the "Certificate of Designations").

        Subject to certain anti-dilution provisions, the Alpha-Beta Series F Convertible Preferred Stock is convertible into shares of Alpha-Beta Common Stock pursuant to a formula (the "Conversion Rate") whereby the purchase price of the shares of Alpha-Beta Series F Convertible Preferred Stock to be converted (plus a premium which accrues at the rate of 6% per annum) is divided by a conversion price equal to the lower of a fixed cap and a price equal to a 15% discount to the average closing price of the Alpha-Beta Common Stock for the five trading days immediately preceding the date of conversion. Initially, the fixed cap equals $1.50. Upon issuance of the second tranche of Series F Preferred Stock, the fixed cap will be redetermined utilizing a formula which is based in part on the number of shares of Alpha-Beta Common Stock reserved for issuance upon conversion of the Alpha-Beta Series F Convertible Preferred Stock at such time. The Alpha-Beta Series F Convertible Preferred Stock is convertible for a period of four years commencing on the date of issuance and is subject to mandatory conversion upon expiration of such four year period.

        The Certificate of Designations prohibits HFTP Investments from converting any shares of the Alpha-Beta Series F Preferred Stock to the extent such conversion would result in HFTP Investments beneficially owning in excess of 4.99% of the outstanding shares of Alpha-Beta Common Stock following such conversion.

        Upon the occurrence of certain "Major Transactions" (which include the merger or consolidation of the Alpha-Beta into another entity, the sale of all or substantially all of the assets of Alpha-Beta or the acceptance of a tender offer or exchange offer by the holders of more than 40% of the outstanding shares of Alpha-Beta Common Stock) or "Triggering Events" (which include failure of the Alpha-Beta to obtain the effectiveness of the Resale Registration Statement, suspension of sales under the Resale Registration Statement, suspension of trading in Alpha-Beta Common Stock on the Nasdaq National Market, failure of Alpha-Beta to convert shares of the Series F Preferred Stock as required (including due to the Exchange Cap described below), failure of Alpha-Beta's stockholders to approve certain proposals regarding (i) an increase in the authorized shares of Alpha-Beta Common Stock and (ii) the issuance of a number of shares of Alpha-Beta Common Stock in excess of the Exchange Cap (as defined below) upon conversion of the Alpha-Beta Series F Convertible Preferred Stock, or failure of Alpha-Beta to have 200% of the Conversion Shares reserved for issuance at all times), HFTP Investments may require Alpha-Beta to redeem the outstanding shares of Alpha-Beta Series F Convertible Preferred Stock at a premium equal to at least 130% of the original purchase price per share of Alpha-Beta Series F Convertible Preferred Stock redeemed (the "Redemption Premium").

        In the event of any liquidation, dissolution or winding up of Alpha-Beta, the holders of the Series F Preferred Stock are entitled to receive cash, before any amount is paid to the holders of any securities that rank junior to the Alpha-Beta Series F Convertible Preferred Stock, in an amount per share of Alpha-Beta Series F Convertible Preferred Stock outstanding equal to the purchase price for such share plus a premium, which accrues at the rate of 6% per annum. If the amounts available for distribution are insufficient to pay the full amount due to the holders of the Alpha-Beta Series F Convertible Preferred Stock and any other securities which are pari passu with the Alpha-Beta Series F Convertible Preferred Stock, Alpha-Beta shall distribute the available funds to such persons pro rata.

        The holders of the Alpha-Beta Series F Convertible Preferred Stock have no voting rights except as required by law or as specified in the Certificate of Designations. Pursuant to the Certificate of Designations, the affirmative vote of the holders of two-thirds of the outstanding shares of Alpha-Beta Series F Convertible Preferred Stock is required for (i) any authorization or issuance of securities senior to, or pari passu with, the Alpha-Beta Series F Convertible Preferred Stock, (ii) any amendment to the Certificate of Designations or Alpha-Beta's Restated Articles of Organization which would change or repeal any of the preferences and rights of the Alpha-Beta Series F Convertible Preferred Stock, (iii) any amendment to Alpha-Beta's Restated Articles of Organization or Bylaws which would impair the rights and preferences of the holders of the Alpha-Beta Series F Convertible Preferred Stock relative to the holders of any other securities of Alpha-Beta, (iv) any issuance of shares of Alpha-Beta Series F Convertible Preferred Stock other than pursuant to the Securities Purchase Agreement, and (v) any redemption or declaration or payment of a dividend with respect to the Alpha-Beta Common Stock.

NASDAQ NATIONAL MARKET RULE 4460 - EXCHANGE CAP

        Rule 4460 of the Nasdaq National Market, which is applicable to Alpha-Beta because the Alpha-Beta Common Stock is presently included for quotation on the Nasdaq National Market, sets forth certain corporate governance standards for issuers whose securities are listed on the Nasdaq National Market. Rule 4460 requires, among other things, that Alpha-Beta obtain shareholder approval for the sale or issuance of a number of shares of Alpha-Beta Common Stock (or securities convertible into or exchangeable for Alpha-Beta Common Stock) equal to or in excess of 20% of the number or shares of Alpha-Beta Common Stock outstanding prior to such issuance if such issuance is for a purchase price which is less than the greater of the book or market value of the Alpha-Beta Common Stock.

        Because the application of the Conversion Rate may result in issuances of Alpha-Beta Common Stock at less than book or market value upon conversion of the Alpha-Beta Series F Convertible Preferred Stock, Rule 4460 is applicable to such issuances to the extent they exceed, in the aggregate, 20% of the number of shares of Alpha-Beta Common Stock outstanding immediately prior to the issuance of the first tranche of Alpha-Beta Series F Convertible Preferred Stock.

        The Certificate of Designations provides that Alpha-Beta is not obligated to issue upon conversion of the Alpha-Beta Series F Convertible Preferred Stock, in the aggregate, a number of shares of Alpha-Beta Common Stock which exceeds 19.99% of the number of shares of Alpha-Beta Common Stock outstanding immediately prior to the issuance of the first tranche of Alpha-Beta Series F Convertible Preferred Stock (the "Exchange Cap"). However, upon issuance of the second tranche of Alpha-Beta Series F Convertible Preferred Stock, if the market price of the Alpha-Beta Common Stock drops below a certain level, the Exchange Cap may operate to prevent the HFTP Investments from being able to convert all of its shares of Alpha-Beta Series F Convertible Preferred Stock. For this reason, HFTP Investments has required that Alpha-Beta be able to issue 200% of the Conversion Shares upon conversion of the Alpha-Beta Series F Convertible Preferred Stock in accordance with the Rule 4460 of the Nasdaq Stock Market as a condition to HFTP Investments' obligation to purchase the second tranche of Alpha-Beta Series F Convertible Preferred Stock.

REGISTRATION OF CONVERSION SHARES

        Pursuant to the Registration Rights Agreement between Alpha-Beta and HFTP Investments, Alpha-Beta is required to register a number of shares of Alpha-Beta Common Stock equal to at least 2.00 times the number of Conversion Shares. Alpha-Beta is required to maintain the effectiveness of such registration until the earlier of the sale of all of the Conversion Shares under the Resale Registration Statement or the saleability of such shares pursuant to Rule 144(k) of the Securities Act of 1933, as amended (the "Securities Act"). If Alpha-Beta fails to cause or maintain such effectiveness, it may be required to pay penalties as provided in the Registration Rights Agreement. In order to minimize the likelihood of having to file an amendment to the registration statement relating to this prospectus in the event the market value of the Alpha-Beta Common Stock decreases after November 13, 1998, Alpha-Beta is registering 3.00 times the number of Conversion Shares as of such date.

                              SELLING STOCKHOLDERS

                       NUMBER OF SHARES OF                                         NUMBER OF SHARES OF     PERCENTAGE
                     ALPHA-BETA COMMON STOCK           NUMBER OF SHARES OF       ALPHA-BETA COMMON STOCK   OWNERSHIP
  NAME OF SELLING   BENEFICIALLY OWNED AS OF        ALPHA-BETA COMMON STOCK         BENEFICIALLY OWNED       AFTER
    STOCKHOLDER       NOVEMBER 13, 1998(1)               OFFERED HEREBY             AFTER OFFERING (8)      OFFERING
HFTP
Investments LLC             3,151,941(2)                 3,151,941(5)                      0                  *(9)

Reedland Capital               23,750(3)                    23,750(6)                      0                  *
Partners

World Capital                  23,750(4)                    23,750(7)                      0                  *
Funding LLC


*    LESS THAN ONE PERCENT.
------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of November 13, 1998 through the conversion or exercise of any security or other right.

(2) Beneficial ownership is determined as of November 13, 1998, is based upon a conversion price of the Alpha-Beta Series F Convertible Preferred Stock equal to $.9536 (which is 85% of the average of the closing bid prices of Alpha-Beta Common Stock for the five consecutive trading days ended November 12, 1998) and assumes completion of the second tranche of Alpha-Beta Series F Convertible Preferred Stock as of such date.
     Beneficial ownership without the second tranche of Alpha-Beta Series F Convertible Preferred Stock is 1,578,944 shares of Alpha-Beta Common Stock as of November 13, 1998. The actual number of shares of Alpha-Beta Common Stock issuable upon conversion of the Alpha-Beta Series F Convertible Preferred Stock is that number of shares of Alpha-Beta Common Stock equal to the quotient of (i) the aggregate purchase price of the Alpha-Beta Series F Convertible Preferred Stock ($1,000 per share) plus a premium, which accrues at the rate of 6% per annum, divided by (ii) the conversion price. The conversion price is the lesser of (a) $1.50 per share or (b) 85% of the market price of Alpha-Beta Common Stock, where the market price is the average of the closing bid prices for Alpha-Beta Common Stock for the five consecutive trading days immediately preceding such date of determination. The conversion price is subject to adjustment upon certain dilutive transactions and other events. No holder of Alpha-Beta Series F Convertible Preferred Stock is entitled to convert or exercise such securities to the extent that the shares of Alpha-Beta Common Stock to be received by such holders upon such conversion or exercise would cause such holders in the aggregate to beneficially own more than 4.99% of the outstanding shares of Alpha-Beta Common Stock (other than shares deemed to be beneficially owned through ownership of the Alpha-Beta Series F Convertible Preferred Stock). In addition, pursuant to the rules of the Nasdaq National Market, in the absence of shareholder approval, the aggregate number of shares issuable to the Selling Stockholders upon the conversion of the Alpha-Beta Series F Convertible Preferred Stock may not exceed 19.99% of the outstanding shares of Alpha-Beta Common Stock as of October 21, 1998 (approximately 4,094,894 shares). Unless such shareholder approval is obtained, none of the Selling Stockholders will be able to acquire more than its proportionate share of such maximum amount. Alpha-Beta may be required to redeem any shares of Alpha-Beta Series F Convertible Preferred Stock which may not be converted because of such limitation.

(3) Beneficial ownership is determined as of November 13, 1998 and represents 11,250 shares of Alpha-Beta Common Stock held by Reedland and warrants exercisable for 12,500 shares of Alpha-Beta Common Stock held by Reedland.

(4) Beneficial ownership is determined as of November 13, 1998 and represents 11,250 shares of Alpha-Beta Common Stock held by World Capital and warrants exercisable for 12,500 shares of Alpha-Beta Common Stock held by World Capital.

(5) Represents the shares of Alpha-Beta Common Stock potentially issuable as of November 13, 1998, upon conversion of the 3,000 shares of Alpha-Beta Series F Convertible Preferred Stock held or to be acquired by HFTP Investments which Alpha-Beta is registering pursuant to the Registration Rights Agreement between Alpha-Beta and HFTP Investments. The number of shares of Alpha-Beta Common Stock registered pursuant to the Registration Statement on behalf of HFTP Investments and the number of shares of Alpha-Beta Common Stock offered hereby by HFTP Investments have been determined by agreement between Alpha-Beta and HFTP Investments. Because the number of shares of Alpha-Beta Common Stock that will ultimately be issued upon conversion of the Alpha-Beta Series F Convertible Preferred Stock is dependent, subject to certain limitations, upon the average of certain closing bid prices of the Alpha-Beta Common Stock prior to conversion, as described in footnote
     (2) above, and certain antidilution adjustments, such number of shares (and therefore the number of shares offered hereby) cannot be determined at this time. The information contained above represents a good faith estimate of the number of shares of Alpha-Beta Common Stock which may be issuable upon such conversion. The number of shares being offered by HFTP Investments, in accordance with Rule 416 under the Securities Act, also includes such presently indeterminate number of additional shares as may be issuable upon conversion of the Series F Convertible Preferred Stock, based upon stock splits, stock dividends or similar transactions.

(6) Represents 11,250 shares of Alpha-Beta Common Stock held by Reedland and warrants exercisable for 12,500 shares of Alpha-Beta Common Stock held by Reedland Capital.

(7) Represents 11,250 shares of Alpha-Beta Common Stock held by World Capital and warrants exercisable for 12,500 shares of Alpha-Beta Common Stock held by World Capital.

(8) Gives effect to the conversion or exercise (as applicable) of all of the shares of Alpha-Beta Series F Convertible Preferred Stock and all of the warrants held by Reedland and World Capital and sale of the shares of Alpha-Beta Common Stock upon such conversion or exercise.

(9) Promethean Investment Group L.L.C. is the investment manager of HFTP Investments and consequently has voting control and investment discretion over securities held by HFTP Investments, and is indirectly controlled by Mr. James F. O'Brien, Jr. Promethean Investment Group and Mr. O'Brien disclaim beneficial ownership of the shares of Alpha-Beta Common Stock beneficial owned by HFTP Investments.


                              PLAN OF DISTRIBUTION

         The shares of Alpha-Beta Common Stock offered by this prospectus (the "Shares") are being offered on behalf of the Selling Stockholders. Such Shares may be sold or distributed from time to time by the Selling Stockholders, or by donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Shares offered hereby may be effected in one or more of the following methods: (i) ordinary brokers' transactions; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
(iv) "at the market" to or through market makers or into an existing market for Alpha-Beta Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); (vii) in privately negotiated transactions; (viii) to cover short sales; or (ix) any combination of the foregoing.

         From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such Shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. The number of Shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign such Shares will decrease as and when they take such actions. The plan of distribution for the Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Shares, and in such instances, this prospectus may be delivered in connection with such short sales and the shares of Alpha-Beta Common Stock offered hereby may be used to cover such short sales.

         A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Alpha-Beta Common Stock in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of Alpha-Beta Common Stock by such broker-dealers. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer such shares of Alpha-Beta Common Stock. A Selling Stockholder may also loan or pledge its Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default may sell or otherwise transfer the pledged Shares.

         Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Alpha-Beta nor any Selling Stockholders can presently estimate the amount of such compensation. Alpha-Beta knows of no existing arrangements between any Selling Stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

         Alpha-Beta will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. Alpha-Beta has also agreed to indemnify the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Alpha-Beta, Alpha-Beta has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

         Alpha-Beta has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Shares.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This prospectus is part of a registration statement Alpha-Beta filed with the SEC to register the Alpha-Beta Common Stock offered in this offering. It does not repeat important information that you can find in the registration statement or in the reports and other documents that Alpha-Beta files with the SEC. The SEC allows Alpha-Beta to "incorporate by reference" the information it files with them. This means that Alpha-Beta can disclose important information to you by referring to other documents that are legally considered to be part of this prospectus, and later information that it files with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. Alpha-Beta incorporates by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Selling Stockholders sell all the shares of Alpha-Beta Common Stock offered under this prospectus:

         1. the Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         2. the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

         3. the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998;

         4. the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998;

         5.       the Current Report on Form 8-K filed with the SEC on October
                  23, 1998;

         6.       the Form 8-A/A filed with the SEC on October 23, 1998; and

         7. the description of Alpha-Beta Common Stock contained in the Form 8-A filed with the SEC on April 11, 1992, as amended by the Form 8-A/A filed with the SEC on November 1, 1993.

         You may request a copy of these filings at no cost by writing or telephoning Alpha-Beta at the following address: Finance Department, Alpha-Beta Technology, Inc., Three Biotech Park, One Innovation Drive, Worcester, Massachusetts 01605 (Telephone: (508) 798-6900).

         You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. Alpha-Beta has not authorized anyone else to provide you with different or additional information. The Selling Stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         Alpha-Beta files annual, quarterly and special reports, proxy statements and other information electronically with the SEC. You may read a copy of any reports, statements or other information that Alpha-Beta files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Alpha-Beta's SEC filings are also available from the Internet site maintained by the SEC at http://www.sec.gov.


                                  LEGAL MATTERS

         The validity of the shares of Alpha-Beta Common Stock has been passed upon for Alpha-Beta by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                     EXPERTS

         The financial statements of Alpha-Beta which are incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT. ALPHA-BETA HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THE SELLING STOCKHOLDERS ARE NOT MAKING AN OFFER OF THE ALPHA-BETA COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.


                                TABLE OF CONTENTS

                                                                    PAGE

Risk Factors....................................................     2

The Company.....................................................     7

Use of Proceeds.................................................     7

Summary of HFTP Investments
  Transaction...................................................     7

Selling Stockholders............................................    10

Plan of Distribution............................................    11

Incorporation of Certain
  Documents by Reference........................................    13

Legal Matters...................................................    13

Experts.........................................................    13




                                9,503,323 Shares


                                   ALPHA-BETA
                                TECHNOLOGY, INC.


                                  COMMON STOCK


                                   PROSPECTUS


                               ___________, 1998

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the issuance and distribution of the Alpha-Beta Common Stock being registered are set forth in the following table (all amounts except the registration fee are estimated):

        Registration fee                                      $  2,990
        Consulting fees                                        300,000
        Legal fees and expenses                                100,000
        Printing fees                                           30,000
        Transfer Agent fees                                      5,000
        Miscellaneous                                           25,000
                                                              --------
                  TOTAL                                       $462,990
                                                              ========

        All expenses referenced above will be borne by Alpha-Beta.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Alpha-Beta is a Massachusetts corporation. Reference is made to Chapter 156B, Section 13 of the Massachusetts Business Corporation Law (the "MBCL"), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing unauthorized distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

        Article VI of the Restated Articles of Organization of Alpha-Beta provides that, except under certain circumstances, directors of Alpha-Beta shall not be personally liable to Alpha-Beta or its stockholders for monetary damages for breach of fiduciary duties as a director.

        Article VI of the Restated Articles of Organization of Alpha-Beta provides for indemnification of the officers and directors of Alpha-Beta to the full extent permitted by applicable law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling Alpha-Beta pursuant to the foregoing provisions, the Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

Exhibit No.     Description

4.1 Registration Rights Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and HFTP Investments. (1)

4.2           Certificate of Vote of Directors of Alpha-Beta Technology, Inc.
              Amending and Restating Terms of Series F Convertible Preferred Stock Prior to Issuance filed with the Secretary of State of The Commonwealth of Massachusetts on October 21, 1998. (2)

4.3 Securities Purchase Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and HFTP Investments LLC.
              (3)

4.4 Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and Reedland Capital Partners.*

4.5 Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and World Capital Funding, LLC.*

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Alpha-Beta Common Stock being registered.*

23.1          Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).

24.1 Powers of Attorney (included on signature page of Registration Statement as filed).

-------------------------

(1) Incorporated by reference from Exhibit 4.2 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998.

(2) Incorporated by reference from Exhibit 4.3 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998.

(3) Incorporated by reference from Exhibit 4.1 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998.

 * To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

       (a)        The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, Alpha-Beta Technology, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Worcester, Massachusetts, on the thirteenth day of November, 1998.

                                     ALPHA-BETA TECHNOLOGY, INC.


                                     By: /s/ Spiros Jamas
                                         --------------------
                                         Spiros Jamas
                                         President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Alpha-Beta Technology, Inc. hereby severally constitute Spiros Jamas, D. Davidson Easson Jr. and Joseph M. Grimm, and each of them singly, our true and lawful attorneys with full power to them to sign for us in our names and in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (and any registration statement pursuant to Rule 462(b)), and generally to do all such things in our names and in our capacities as officers and directors to enable Alpha-Beta Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to said Registration Statement and either and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                    Capacity                                Date
        ---------                    --------                                ----
/s/ Spiros Jamas                     President, Chief Executive              November 13, 1998
------------------------------       Officer and Director (Principal
Spiros Jamas                         Executive Officer)



/s/ D. Davidson Easson Jr.           Executive Vice President,               November 13, 1998
------------------------------       Treasurer, Chief Operating
D. Davidson Easson Jr.               Officer and Director




/s/ Joseph M. Grimm                  Chief Financial Officer,
------------------------------       Vice President, Finance                 November 13, 1998
Joseph M. Grimm


/s/ Gustav A. Christensen            Chairman of the Board of                November 13, 1998
------------------------------       Directors
Gustav A. Christensen


/s/ Bernard Canavan                  Director                                November 13, 1998
------------------------------
Bernard Canavan


/s/ Lawrence C. Hoff                 Director                                November 13, 1998
------------------------------
Lawrence C. Hoff


/s/ Michael E. Porter                Director                                November 13, 1998
------------------------------
Michael E. Porter


/s/ Peter H. Levine, M.D.            Director                                November 13, 1998
------------------------------
Peter H. Levine, M.D.

                                  EXHIBIT INDEX


Exhibit No.     Description

4.1 Registration Rights Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and HFTP Investments. (1)

4.2           Certificate of Vote of Directors of Alpha-Beta Technology, Inc.
              Amending and Restating Terms of Series F Convertible Preferred Stock Prior to Issuance filed with the Secretary of State of The Commonwealth of Massachusetts on October 21, 1998. (2)

4.3 Securities Purchase Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and HFTP Investments LLC.
              (3)

4.4 Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and Reedland Capital Partners.*

4.5 Warrant Agreement, dated as of October 21, 1998, by and among Alpha-Beta Technology, Inc. and World Capital Funding, LLC.*

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Alpha-Beta Common Stock being registered.*

23.1          Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).

24.1 Powers of Attorney (included on signature page of Registration Statement as filed).


(1) Incorporated by reference from Exhibit 4.2 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998.

(2) Incorporated by reference from Exhibit 4.3 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998.

(3) Incorporated by reference from Exhibit 4.1 to Alpha-Beta Technology, Inc.'s current report on Form 8-K dated October 21, 1998.

*    To be filed by amendment.